EXHIBIT 99

                              CAUTIONARY STATEMENT

         The Company, or persons acting on behalf of the Company, or outside reviewers retained by the Company making statements on behalf of the Company, or underwriters, from time to time, may make, in writing or orally, "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in conjunction with an identified forward-looking statement, this Cautionary Statement is for the purpose of qualifying for the "safe harbor" provisions of such sections and is intended to be a readily available written document that contains factors that could cause results to differ materially from such forward-looking statements. These factors are in addition to any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statement.

         The following matters, among others, may have a material adverse effect on the business, financial condition, liquidity, results of operations or prospects, financial or otherwise, of the Company. Reference to this Cautionary Statement in the context of a forward-looking statement or statements shall be deemed to be a statement that any one or more of the following factors may cause actual results to differ materially from those in such forward-looking statement or statements:

WE HAVE A HISTORY OF OPERATING LOSSES AND WE CANNOT ASSURE YOU THAT WE WILL ACHIEVE ONGOING PROFITABILITY.

         We have a history of operating losses. We reported net losses from operations of approximately $0.3 million for 2001 and $10.0 million for 2000. Our losses in 2001 are primarily attributable to losses from operations. We cannot be certain that we can achieve or sustain profitability in the future.

IF WE DO NOT MEET OUR FUTURE CAPITAL NEEDS, OUR ABILITY TO GROW AND CONTINUE AS A GOING CONCERN WILL BE LIMITED.

         The Company's management expects to be cash-flow positive in the first quarter of 2002; however, the Company may need additional funds to continue the marketing of our products and to meet our long-term growth needs. To meet our needs, we may have to obtain additional funding through public or private financings, including equity and debt financings. Any additional equity financings may be dilutive to our shareholders, and debt financing, if available, may have restrictive covenants. We may not be able to obtain financing and, if we do, such financing may not be available at reasonable rates and terms. If we raise additional funds through the issuance of equity or debt securities, those securities may have rights, preferences or privileges senior to those of our common stock and the percentage ownership of our shareholders may be reduced.

IF WE FAIL TO COMPETE EFFECTIVELY WITH CURRENT OR FUTURE COMPETITORS, OUR REVENUES AND OPERATING RESULTS WILL BE HARMED.

         We compete in the systems and network management products and services market. The market for our products and services is highly competitive and we expect competition to intensify in the future. Most of our competitors have significantly greater financial, technical and marketing resources than we do. These competitors may be able to respond more rapidly than us to new technologies or changes in customer requirements. They may also devote greater resources to the development and promotion of their products than we do.

         Increased competition could result in price reductions, reduced margins and loss of market share. New products or technologies developed by our competitors could reduce sales and market acceptance of our products or make our products obsolete. Our failure to compete successfully against current or future competitors could seriously harm our business, financial condition and results of operations.

IF OUR VIRTUAL COMMAND CENTER PRODUCT DOES NOT ACHIEVE BROAD MARKET ACCEPTANCE, OUR PRODUCT REVENUE WILL DECREASE AND MAY DECREASE SIGNIFICANTLY.

         Our VCC product is still relatively new and we cannot be certain that it will achieve high levels of demand and market acceptance. In 2001, we sold approximately 2 units of the VCC system to one customer. If we are not able to increase the number of customers, or if we are not able to renew a significant portion of our maintenance agreements with existing customers, our business and financial performance will be adversely affected.

IF OUR EFFORTS TO SELL OUR OTHER LINES OF BUSINESS AND PRODUCTS AND TO FOCUS ON THE SYSTEMS AND NETWORK MANAGEMENT BUSINESS ARE NOT SUCCESSFUL, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

         We have decided to sell our other lines of business and products and to focus our business on our enterprise management professional services and on our VCC system. We operate in a highly competitive market that is characterized by rapid technological change and changing customer requirements. Our future success depends in part on our ability to develop and introduce new products and enhancements to existing products on a successful and timely basis. If we fail to develop and introduce new products or product enhancements on a successful and timely basis, we may not be able to compete effectively and our revenues may decline. For example, we are currently developing software products that are intended to bridge the gap between operational data from the mainframe environment and open distributed systems management tools. We may not be successful in developing or introducing to the market these or any other new products.

WE ARE DEPENDENT ON NEW KEY PERSONNEL. IF WE ARE NOT ABLE TO ATTRACT AND RETAIN THESE NEW KEY EMPLOYEES, OUR BUSINESS COULD BE HARMED.

         Our success depends to a large extent on the ability of our key personnel to integrate within our operations and successfully interact with our customers. In particular, we are highly dependent on the services of Wild Cat Management, Inc., through its President Dale Ragan, our chief executive officer, and Sue Korsgarden, our chief accounting officer. We do not carry key-man life insurance for any of our officers or employees. The loss of these new key personnel, current key personnel or the failure to attract and retain additional key personnel, could negatively affect our business.

IF THIRD PARTIES INFRINGE ON OUR INTELLECTUAL PROPERTY, OUR BUSINESS AND OUR ABILITY TO COMPETE EFFECTIVELY WILL BE SIGNIFICANTLY HARMED.

         Our success depends in part on our ability to protect our proprietary technology. We rely on a combination of patents, copyrights, trademarks, trade secrets, confidentiality agreements and licensing arrangements. We may be required to spend significant financial and managerial resources to monitor and police our intellectual property rights. We may not be able to detect infringement or misappropriation. If we fail to protect or enforce our intellectual property rights, our business and competitive position could suffer.

THIRD PARTIES MAY CLAIM WE ARE INFRINGING THEIR INTELLECTUAL PROPERTY, AND WE COULD INCUR SUBSTANTIAL COSTS OR BE PREVENTED FROM SELLING PRODUCTS IF THESE CLAIMS ARE SUCCESSFUL.

         Third parties may claim that we are infringing their intellectual property rights. Any litigation regarding patents or other intellectual property could result in substantial costs to us, a loss of revenues and a diversion of key personnel from our business operations. If we become subject to an infringement claim, we may be required to modify our products and technologies or obtain a license to permit our continued use of those rights. We may not be able to do either of these things on terms acceptable to us, or at all. We also may be subject to significant damages or injunctions from developing and selling our products.

UNDETECTED ERRORS MAY INCREASE OUR COSTS AND IMPAIR THE MARKET ACCEPTANCE OF OUR PRODUCTS.

         Our products have occasionally contained and may contain in the future undetected errors when first introduced or when new versions are released. Errors in our products or technology could result in:

o        loss of revenues;
o        liability claims for damages; and
o        failure to achieve market acceptance.

We do not have product liability insurance. We cannot assure you that disclaimer of warranty and limitation-of-liability provisions included in our customer agreements will be successful in limiting our liability.

OUR STOCK PRICE IS VOLATILE, WHICH MAY RESULT IN SIGNIFICANT LOSSES TO SHAREHOLDERS.

         Our stock price is volatile. During 2001, our stock price fluctuated between a high of $ 1.359 and a low of $.059. The market price of our common stock could be subject to significant fluctuations due to factors such as:

o        variations in our operating results;
o        announcements by us or our competitors;
o        general economic conditions;
o the outlook of market analysts and investors of the industry that we are in; and
o        the realization of any of the risks described in this section.

The stock market has experienced extreme price and volume fluctuations. These broad market fluctuations may adversely affect the trading price of our common stock.